                                                                     Exhibit 4.3


THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


                           WARRANT TO PURCHASE STOCK

Corporation: Suppliermarket.com, Inc., a Delaware corporation
Number of Shares: As set forth below.
Class of Stock: As set forth below.
Initial Exercise Price: As set forth below.
Issue Date: September 21, 1999
Expiration Date: September 21, 2006

     THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase from Suppliermarket.com, Inc. (the "Company"), 50,000 fully paid and nonassessable shares of Series A Preferred Stock, par value $.001 per share (the "Shares") subject to adjustment pursuant to the terms and conditions set forth in this Warrant. The initial exercise price per share of the Shares pursuant to this Warrant (the "Warrant Price") shall be equal to the $0.9265 Subject to adjustment pursuant to the terms and conditions set forth in this Warrant.

     Prior to the occurrence of the closing pursuant to a certain Loan and Security Agreement dated September 21, 1999 (the "Loan Agreement") evidencing a certain Committed Revolving Line in the maximum amount of $1,000,000), (the "Second Closing") the term Shares shall be defined as 10,000 fully paid and nonassessable shares of Series A Preferred Stock, par value $.001 per share.

     Provided the Second Closing occurs, from and after the Maturity Date, as that term is defined in the Loan Agreement, for each thirty (30) day period thereafter in which the Company shall not have paid in full all amounts owing under, and otherwise fully performed all of its obligations under the Loan Agreement, then upon the thirtieth (30th) day of each such period, the number of Shares for which this Warrant shall be exercisable shall increase by 18,530 shares exercisable at the Warrant Price.

ARTICLE 1. EXERCISE
           --------

     1.1  Method of Exercise.  Holder may exercise this Warrant by delivering a
          ------------------
duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

     1.2  Conversion Right.  In lieu of exercising this Warrant as specified in
          ----------------
Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

     1.3  Intentionally Omitted.
          ---------------------

     1.4  Fair Market Value.  If the Shares are traded in a public market, the
          -----------------
fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company's stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is more than 110% of that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

     1.5  Delivery of Certificate and New Warrant.  Promptly after Holder
          ---------------------------------------
exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

     1.6  Replacement of Warrants.  On receipt of evidence reasonably
          -----------------------
satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     1.7  Repurchase of Sale, Merger, or Consolidation of the Company
          -----------------------------------------------------------

          1.7.1  "Acquisition".  For the purpose of this Warrant, "Acquisition"
                 -------------
     means any sale, transfer, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.7.2  Assumption of Warrant.  Upon the closing of any Acquisition the
                 ---------------------
     successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

          1.7.3  Purchase Right.  Notwithstanding the foregoing, at the election
                 --------------
     of Holder, the Company shall purchase the unexercised portion of this Warrant for cash upon the closing of any Acquisition in which the consideration is cash or cash equivalents, for an amount equal to (a) the fair market value of any consideration that would have been received by Holder in consideration of the Shares had Holder exercised the unexercised portion of this Warrant immediately before the record date for determining the shareholders entitled to participate in the proceeds of the Acquisition, less (b) the aggregate Warrant Price of the Shares, but in no event less than zero.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.
           -------------------------

     2.1  Stock Dividends, Splits, Etc.  If the Company declares or pays a
          ----------------------------
dividend on the Shares, payable in Common Stock, or other securities, subdivides the outstanding Common Stock into a greater amount of Common Stock, or, if the Shares are securities other than Common Stock, subdivides the Shares in a transaction that increases the amount of Common Stock into which the Shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

     2.2  Reclassification, Exchange or Substitution. Upon any
          ------------------------------------------
reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company's Certificate of Incorporation upon the closing of a registered public offering of the Company's Stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

     2.3  Adjustments for Combinations, Etc.  If the outstanding Shares are
          ---------------------------------
combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

     2.4  Adjustments for Dilutive Issuances.  In the event of the issuance (a
          ----------------------------------
"Dilutive Issuance") by the Company, after the Issue Date of the Warrant, of securities at a price per share less than the Warrant Price or securities which are convertible into or exchangeable for Common Stock at a Common Stock per share conversion price or exchange rate that is less than the Warrant Price in effect at such date, then the number of shares of Common Stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions (the "Provisions") of the Company's Certificate of Incorporation which apply to Dilutive Issuances as in effect on the Issue Date, as the same may be modified or amended.

     2.5  No Impairment.  The Company shall not, by amendment of its Certificate
          -------------
of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

     2.6  Fractional Shares.  No fractional Shares shall be issuable upon
          -----------------
exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

     2.7  Certificate as to Adjustments.  Upon each adjustment of the Warrant
          -----------------------------
Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.
           --------------------------------------------

     3.1  Representations and Warranties. The Company hereby represents and
          -------------------------------
warrants to the Holder as follows:

     (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     (b) The authorized capital stock of the Company consists of 23,016,651 shares consisting of 16,000,000 shares of common stock, $.001 par value (the "Common Stock"), 7,015,651 shares of Preferred Stock, $.001 par value of which 7,015,651 shares have been designated Series A Preferred Stock. Schedule 3.1(b)
                                                                 ---------------
sets forth all of the outstanding shares of Common Stock and outstanding options, warrants, convertible securities, convertible debentures, and rights to acquire, subscribe for, and/or purchase any Common Stock and/or other capital stock of the Company or any securities or debentures convertible into or exchangeable for Common Stock and/or other capital stock of the Company.

     (c) The initial Warrant Price is equal to the lowest issuance price per share of Series A Preferred Stock issued by the Company.

     (d) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of Series A Preferred Stock and such shares of the Common Stock of the Company as will be sufficient to permit the exercise in full of this Warrant.

     3.2  Notice of Certain Events.  If the Company proposes at any time (a) to
          ------------------------
declare any dividend or distribution upon any of its capital stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of any of its securities; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend , distribution, or subscription rights (and specifying the date on which the holders of securities of the Company) or for determining rights to vote, if any, in respect of the matters referred to in
(c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

     3.3  Information Rights.  So long as the Holder holds this Warrant and/or
          ------------------
any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company or if there are no such requirements (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

     3.4  Registration Under Securities Act of 1933, as amended.  The Common
          -----------------------------------------------------
Stock issuable upon conversion of the Shares shall be deemed "Registrable Common Shares" and Holder shall be entitled to the registration rights pursuant to and in accordance with that certain Registration Rights Agreement dated June 28, 1999 (the "Registration Rights Agreement"), by and among the Company and the investors named therein. By acceptance of this Warrant, Holder shall be deemed a party to the Registration Rights Agreement, unless Holder otherwise elects not to become or to cease being a party thereto.

     3.5  Stockholders' Agreement.  The Company and Holder agree that upon the
          -----------------------
exercise of this Warrant, the Holder shall become a party to that certain Stockholders' Agreement, dated June 28/th/, 1999 among the Company and the Holders and Investors named therein, and Holder shall become subject to certain provisions contained therein. For purposes of said Stockholders' Agreement, the Holder shall be deemed a "Holder", and, in no event shall Holder become subject to Sections 5 or 9, or any provision of the Stockholders' Agreement which may supersede Section 4.4 of this Warrant.

ARTICLE 4. MISCELLANEOUS
           -------------

     4.1  Term. This Warrant is exercisable, in whole or in part, at any time
          ----
and from time to time on or before the Expiration Date set forth above. If the Fair Market Value (as defined in Section 1.4) of the Shares for which this Warrant is exercisable exceeds the Warrant Price on the Expiration Date, this Warrant will automatically be exercised on its Expiration Date in accordance with Section 1.2 of this Warrant.

     4.2  Legends.  This Warrant and the Shares (and the securities issuable,
          -------
directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.3  Compliance with Securities Laws on Transfer. This Warrant and the
          -------------------------------------------
Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee

(including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

     4.4  Transfer Procedure.  Subject to the provisions of Section 4.3 Holder
          ------------------
may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to Silicon Valley Bancshares or The Silicon Valley Bank Foundation, or, to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable), provided that this Warrant may not be transferred to any entity that is not an affiliate of Holder (affiliate includes but is not limited to Silicon Valley Bancshares or The Silicon Valley Bank Foundation) without first giving the Company 30 days to purchase the Warrant on the same terms as the proposed transferee. Other than to an affiliate, this Warrant may not be transferred for less than 25% of the Shares, and this Warrant may not be transferred to a competitor of the Company.

     4.5  Notices.  All notices and other communications from the Company to the
          -------
Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time.

     4.6  Waiver.  This Warrant and any term hereof may be changed, waived,
          ------
discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     4.7  Attorneys Fees.  In the event of any dispute between the parties
          --------------
concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     4.8  Governing Law.  This Warrant shall be governed by and construed in
          -------------
accordance with the laws of The Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.



ATTEST:                                          "COMPANY"

                                                 SUPPLIERMARKET.COM, INC.



By: /s/ Jon Burgstone                            By: /s/ Asif Satchu
   -------------------------------                  ----------------------------
Name:  Jon Burgstone                             Name:  Asif Satchu
Title: President                                 Title: Chairman

                                  APPENDIX 1
                                  ----------

                              NOTICE OF EXERCISE
                              ------------------


     1. The undersigned hereby elects to purchase _______ shares of the Series A Preferred stock of Suppliermarket.com, Inc. pursuant to Section 1.1 of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

     1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the attached Warrant. This conversion is exercised with respect to ____________ of shares of the Series A Preferred Stock of Suppliermarket.com, Inc.

[Strike paragraph that does not apply.]

     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

__________________________________
                              (Name)


                      __________________________________

                      __________________________________
                                   (Address)

     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.


______________________________
                                                 (Signature)

________________
     (Date)

                       Schedule 3.1(b) - Capitalization
                       ---------------


Outstanding Capital Stock:


Outstanding options, warrants, convertible securities, convertible debentures, and rights to acquire, subscribe for, and/or purchase any Common Stock and/or other capital stock of the Company or any securities or debentures convertible into or exchangeable for Common Stock and/or other capital stock of the Company: